Board of Directors

Pharmamed, Inc.

9435 Bormet Drive

Mokena, IL 60448

Gentlemen:

We consent to the use in this Registration Statement on Form S-1 of our report dated July 7, 2014 relating to the financial statements of Pharmamed, Inc. as of June 30, 2014, and for the period from April 25, 2014 (inception) to June 30, 2014, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

July 11, 2014